EXHIBIT 10.1

November 4, 2016

Mr. Peter Lynch

22060 East Arbor Drive

Aurora CO, 80016

Dear Peter,

We are pleased to offer you the position of Chief Financial Officer ("CFO"). Your annual compensation will be $300,000 paid on the standard pay cycle of the company. As a CFO, you will be a part of the bonus program with a yearly bonus potential of $100,000 based on the achievement on mutually agreeable objectives to be determined between you and your supervisor. As CFO, at this time, you will report to Ryan Drexler, the Executive Chairman of the Board and Interim CEO/President.

Additional Compensation:

•	You will receive l % of the outstanding equity in common stock options, priced at the market value as of you hire date with a vesting schedule:
o	1/3 after one year, and
o	the remaining pro rata quarterly over the following 2 years;
•	$50,000 sign-on bonus which will be payable within five (''5") days from the hire date;
•	If the company experiences change of control, defined as the purchase or sale of more than 50% of the outstanding equity of the company, you will receive a 12-month severance package as well as an immediate vesting of any unvested options.

You will also be eligible to participate in the following MusclePharm benefits:

Benefits: Standard MusclePharm provided benefits for full-time employees, currently include the following:

•	40l (k) retirement account after Six Months of employment with a 4% company match, MusclePharm enrolls eligible employees on a Monthly basis.
•	Health, Dental, Vision and Life & Disability Insurance (1 month after the l St) MusclePharm covers 100% of the employee' s premium cost, while employee is responsible for 100% of spouse and dependents premium.
•	Three days of sick leave

•	After 90 days you will accrue up to 4 weeks of paid vacation per year.
•	US holidays recognized by MusclePharm are effective immediately
•	$1,000 monthly car allowance

All employees of MusclePharm are employed at will and, thus, either you or MusclePharm may terminate the employment relationship at any time, with or without cause. In addition, all of the benefits listed above may be changed from time to time, at the sole discretion of MusclePharm.

We are pleased to welcome you to MusclePharm and we look forward to accomplishing great success together. Please sign below to accept this offer and plan to report to work on December 1, 2016.

Sincerely,

/s/ Sarah Jeffers

Sarah Jeffers

Human Resources Manager

Acceptance of Job Offer:

/s/ Peter Lynch

Print Name: Peter Lynch

Date: November 7, 2016